UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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CAMPBELL SOUP COMPANY

(Name of the Registrant as Specified In Its Charter)

THIRD POINT LLC

DANIEL S. LOEB

THIRD POINT PARTNERS QUALIFIED L.P.

THIRD POINT PARTNERS L.P.

THIRD POINT OFFSHORE MASTER FUND L.P.

THIRD POINT ULTRA MASTER FUND L.P.

THIRD POINT ENHANCED LP

THIRD POINT ADVISORS LLC

THIRD POINT ADVISORS II LLC

FRANCI BLASSBERG

MATTHEW COHEN

SARAH HOFSTETTER

MUNIB ISLAM

LAWRENCE KARLSON

BOZOMA SAINT JOHN

KURT SCHMIDT

RAYMOND SILCOCK

DAVID SILVERMAN

MICHAEL SILVERSTEIN

GEORGE STRAWBRIDGE, JR.

WILLIAM TOLER

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This filing contains a letter sent by entities affiliated with Third Point LLC to Campbell Soup Company on October 3, 2018 and screenshots from a website maintained by Third Point LLC.

*****

October 3, 2018

Campbell Soup Company

1 Campbell Place

Camden, New Jersey 08103-1799

Attention: Charles A. Brawley, III, Corporate Secretary

RE:	Support for Request to Inspect and Copy Certain Records

Ladies and Gentlemen:

The undersigned are beneficial owners of 18,000,000 shares of capital stock, par value $0.0375 per share (the “Capital Stock”), of Campbell Soup Company, a New Jersey corporation (the “Company”), of which 250 shares are held of record. The undersigned make reference to that certain letter as of even date herewith from Cede & Co. (“Cede”), the nominee of The Depository Trust Company (“DTC”), as holder of record of shares of Capital Stock beneficially owned by the undersigned making a demand for certain books and records of the Company pursuant to §14A:5-28 of the New Jersey Revised Statutes (the “NJSA”) and applicable common law (the “Demand Letter”). The relevant shares are owned by certain affiliates of Third Point LLC as more fully described in the Demand Letter (hereinafter “Third Point”).

The undersigned, as beneficial and record owners of Capital Stock, submit the following in support of and as a supplement to the Demand Letter. The undersigned respectfully request the prompt attention to the Demand Letter. As you know, Third Point has nominated a slate of twelve highly qualified directors to replace the entire twelve-member board of the Company at the Company’s 2018 annual meeting. Thus, time is of the essence in responding to the Demand Letter.

As more fully described below and in the Demand Letter, it is critical to receive this information for at least the following purposes:

1. To determine whether any Company officers, directors, or employees have engaged in wrongdoing and breached their fiduciary duties, including by engaging in corporate waste, in connection with the matters described below. To the extent that any breach of fiduciary duty is identified, Third Point may commence litigation or demand an investigation in connection with the wrongful conduct to ensure that the wrongdoers are held accountable for their misconduct and disgorge any unjust gains they have received;

2. To determine whether the Company’s current directors are suitable to continue serving on the Company’s Board of Directors (together with any committee or sub-committee thereof, the “Board”) considering their mismanagement of the business of the Company as described below; and

3. To communicate with other shareholders of the Company about the value of their investment and whether the Company’s current directors, who have presided over the mismanagement and substantial destruction of shareholder value as detailed below, should continue to represent shareholders’ interests.

Additional Information Regarding the Basis for the Demand

As of September 28, 2018, the Company shares have traded at a price that is over 30% lower than it was 20 years ago, and the Company’s total shareholder return (including dividends) over that same period has been just 19% versus the S&P 500 up 306%. Amidst its peer group over the same period, Campbell’s stands out as the only company that has destroyed value for its shareholders. Competitors like McCormick and Hormel have increased total shareholder returns by well over 1,300% and competitors like General Mills and Hershey have increased total shareholder returns by over 300% over the same time period. Since its high on July 6, 2016 through September 28, 2018, the Company’s stock price has plummeted by over 45% and shareholders have seen the evaporation of approximately $9 billion of shareholder value. On the Company’s August 30th, 2018 earnings call, Interim CEO, Keith McLoughlin spoke at length about the failures by management that have resulted in the chronic destruction of shareholder value. Mr. McLoughlin admitted that shareholders seeking to understand the Company’s struggles should look no further than the past several years of acknowledged mismanagement and waste. He stated:

“Simply put, we lost focus. We lost focus strategically. We had too many initiatives that made the company unnecessarily complex. We were in the food business and the ag business. We had growth businesses and we had cash businesses. We were focused on startup businesses and venture capital investments. We aggressively pursued the important consumer megatrend of health and well-being without having clarity on our source of uniqueness or whether we brought a competitive advantage to the space, and we depended too much on M&A to shape our business strategy.

We lost focus within our products and brands. We did not manage our portfolio in a differentiated manner. We pushed cash businesses for growth and we underfunded growth businesses. Our resource and capital allocation discipline was inadequate and we didn’t properly align our resources with our core business franchises where we have strong market positions unique capabilities and the right to win.

Lastly, we lost focus in process and execution. Our management processes lack the necessary operating discipline. We created too many silos throughout the company where decision rights were unclear. We lacked agility and we’re slow to react to customer needs. And finally, we didn’t have a culture of accountability, which led to poor execution.”

Campbell’s Earnings Call, August 30, 2018. (emphasis added) http://investor.campbellsoupcompany.com/phoenix.zhtml?c=88650&p=irol-presentations.

These admissions demonstrate that shareholders are entitled to the records of the Company’s decision-making processes to investigate this unquestionable mismanagement and further instances of wrongdoing and to determine whether the directors, who are supposed to be the stewards of shareholder assets, should be replaced.

The Company’s recent missteps in strategy, capital allocation, and succession planning also deserve closer shareholder scrutiny. In May 2018, the Company initiated a strategic review intended to assess “a full slate of strategic options, including optimizing the portfolio, divesting businesses, splitting the company, and pursuing a sale.” (McLoughlin public statement August 30, 2018). The strategic review process, which was billed as a comprehensive and thorough review, turned out to be a sham, and ended with the Company announcing that it would seek to sell its fresh food business, including Bolthouse Farms, as well as its Arnott’s and Kelsen brands overseas. Potential acquirors of all or a meaningful portion of the Company were not contacted nor was a sale process pursued – which is flatly inconsistent with the Board’s public promise that it was reviewing a “full slate” of options. Shareholders responded unenthusiastically to these tepid measures and an opaque process that did little to arrest the Company’s declining fortunes. Like so many past initiatives, the Company’s purported strategic review process did not serve shareholders well and no one has been held accountable. Shareholders plainly are entitled to records to determine why the Company did not engage in a full and proper process—as they had publicly disclosed they would do.

The Board has used the shareholders’ checkbook for a years-long undisciplined, ill-conceived and reckless acquisition binge. Purchases of Bolthouse, Pacific Foods, Snyder’s-Lance and an investment in Juicero cost more than $8 billion, but did not result in a corresponding increase in shareholder value and, in the case of Juicero, resulted in total value destruction. https://www.cnbc.com/2017/03/24/campbell-soup-faces-shrinking-soup-business-as-fresh-segment-struggles-.html (“Bolthouse Farms and Garden Fresh Gourmet were expected to be bright spots in Campbell Soup’s portfolio when they were acquired, with the hope the brands would offset slowing growth in the soup category. Instead, the two businesses — part of the company’s Campbell Fresh segment — have struggled and new management was brought in last October to speed up the turnaround.”). The Company now plans to sell Bolthouse (after failed attempts at a turnaround since its 2012 acquisition), Juicero has been shut down, and the Company has acknowledged that the Snyder’s-Lance acquisition will be dilutive to shareholder value.

Snyder’s-Lance is an especially egregious example of management failure. Just a few months after its December 2017 announcement – a $6 billion transaction that was the largest acquisition in the Company’s 148-year history – management announced that its analysis was flawed and that the transaction would be dilutive, not accretive to shareholders. Compare Campbell Soup Company Press Release on December 18, 2017 (“Campbell expects the acquisition to be accretive to adjusted EPS in fiscal 2019, excluding integration costs and costs to achieve synergies”) with its earnings release announcement on May 18, 2018 (“there are several issues we have uncovered, which will impact fiscal 2019. . . we now expect the Snyder’s-Lance acquisition will be modestly dilutive to our 2019 adjusted earnings per share.”)

It is unfathomable that Campbell management could improperly represent to shareholders that the largest acquisition in the Company’s history would be accretive and just five months later admit that they blew it. To add insult to injury, the Company recently disclosed that it paid discretionary bonuses of $50,000 each to certain members of management to reward them for executing a deal that has so far proven to be a disaster for shareholders. At the very least, management who received the $50,000 gratuity should do the honorable thing and disgorge their undeserved bonuses. Shareholders are entitled to the records of the Company to investigate this wasteful approach to corporate spending.

In May 2018, the Company’s CEO, Denise Morrison, resigned suddenly. The Board was totally unprepared for her departure and failed at its most critical function – ensuring the continuity of leadership at the Company. Four months after her separation, a CEO still has not been named. It is unconscionable that the Board was unprepared for the departure of a CEO who steered the Company through seven years of value degradation, improvident spending, and reckless M&A activity. Given Ms. Morrison’s disastrous performance, the Board should have been acutely focused on trying to identify a qualified replacement well before her separation. Despite presiding over a crushing decline in shareholder value, and orchestrating a string of bungled acquisitions during her tenure as CEO, in May 2018 Ms. Morrison sauntered off into the sunset having extracted tens of millions of dollars in compensation during her employment. While Ms. Morrison enjoyed the perks and benefits of being a CEO, she was not held accountable for the Company’s failures. Shareholders who currently face a company with declining fortunes and no qualified CEO plainly are entitled to further disclosure of the Board’s hiring and succession planning practices and the “retirement” package bestowed on Ms. Morrison.

Finally, certain directors such as Bennett Dorrance have created the false and misleading impression in SEC filings that their interests are aligned with interests of shareholders due to their large ownership in the Company. However, it appears that some of those director-owned shares have been pledged or loaned, thus creating a valid question about whether these shares can be voted and if the directors’ interests are truly aligned with those of shareholders. Despite Mr. Dorrance’s approximately $500 million of shares pledged, the Company’s official practices prohibit hedging and pledging of shares. This is standard corporate governance practice for Board members, as a common use of shares being loaned is to allow “short sellers” to borrow shares, often through intermediary financial institutions, and thereby bet that the Company’s stock price will fall.

There is a dearth of disclosure on what role certain Company directors have played to assist or favor short selling and what, if anything, Board members have been told about their fellow directors loaning out large numbers of shares that they own. The Company’s opaque disclosure on this subject, from its most recent proxy statement, is as follows: “Our policies prohibit directors and executive officers from hedging the economic risk associated with fully owned shares, restricted share units and unexercised stock options. We also have a policy that prohibits pledging of shares by directors and executive officers, with an exception for pledge arrangements that were established prior to September 25, 2013. No executive officers have any existing pledge agreements.” Whether any director has breached this policy, or has arrangements that were entered into prior to September 2013, is clearly a proper subject for inspection of books and records. Such information will plainly help shareholders determine whether the directors who are supposed to represent their interests as fiduciaries are in fact doing so, or whether the loaning out of those shares has disabled them from discharging their fiduciary duties.

The Demand Letter and the supplemental information set forth herein clearly demonstrates very concerning and credible evidence of mismanagement and wrongdoing. This conduct must be further assessed and understood by the shareholders of the Company for the purposes outlined above. Accordingly, we join the request set forth in the Demand Letter to have access to the information requested therein.

As the Demand Letter makes clear, please furnish the information requested to Tariq Mundiya at Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019 (tmundiya@willkie.com) and Laura K. O’Boyle at Gibson Dunn & Crutcher, 200 Park Avenue, New York, NY 10166-0193 (loboyle@gibsondunn.com)

[Signature page follows.]

Respectfully Submitted,

/s/ Josh Targoff
Name: Josh Targoff
Title: Chief Operating Officer and General Counsel

On behalf of,

Third Point Partners Qualified L.P.
Third Point Partners L.P.
Third Point Offshore Master Fund L.P.
Third Point Ultra Master Fund L.P.
Third Point Enhanced LP

*****

Excerpt of Third Point October 3, 2018 Letter to Campbell for Certain Books and Records

ALL DEMANDS

1.	Strategic Review Documentation:

a.

Minutes of any meeting of the Board or resolutions of the Board, and any materials considered by, reviewed by, presented to or provided to the Board, relating to (i) the Company’s strategy and portfolio review described in the Company’s press release dated August 30, 2018 (the “Strategic Review”), or (ii) any potential sale transaction since January 1, 2015 (a “Sale Transaction”);

b.

Any analyses, information, recommendations and summaries, in written or electronic form, prepared by financial advisors, investment bankers or other consultants relating to the Strategic Review or a Sale Transaction and presented to or provided to the Board or its individual members; and

c.

Any analyses, information, recommendations and summaries, in written or electronic form, concerning the Strategic Review or a Sale Transaction that were prepared by Company personnel and considered by, reviewed by, presented to or provided to the Board or its individual members.

2.	M&A Activity Documentation:

a.

Minutes of any meeting of the Board, or resolutions of the Board, and any materials considered by, reviewed by, presented to or provided to the Board, relating to mergers and acquisitions activity of the Company (including relating to specific acquisitions or dispositions of assets, businesses or entities) since January 1, 2015 (“M&A Activity”);

b.

Any analyses, information, recommendations and summaries, in written or electronic form, prepared by financial advisors, investment bankers or other consultants relating to M&A Activity and presented to or provided to the Board or its individual members;

c.	Any transaction-related documentation, including purchase agreements, term sheets, letters of intent, memorandums of understanding and correspondence relating to M&A Activity;

d.	Any analyses, information, recommendations and summaries, in written or electronic form, relating to M&A Activity, that were prepared by Company personnel and considered by, reviewed by, presented to or provided to the Board or its individual members, including any assessment of the accretive or dilutive effect on shareholder value of any acquisition or sale;

e.

Without regard to time period, any analyses, presentations, recommendations or summaries created or reviewed by Company personnel, the Board, or any outside consultant or advisors, in connection with (a) the 2012 acquisition of Bolthouse Farms, (b) any efforts by Company personnel to improve Bolthouse’s operating performance, and (c) the decision to sell Bolthouse Farms announced in August 2018; and

f.

Any presentations, studies or other materials reviewed by the Board or Company personnel regarding shifts in consumer preferences in soup, including any trends to more natural and organic ingredients or the use of more contemporary packaging since January 1, 2015.

3.	CEO Succession Planning:

a.

Minutes of any meeting of the Board, or resolutions of the Board, and any materials considered by, reviewed by, presented to or provided to the Board, relating to the departure of Denise Morrison or CEO succession planning;

b.

All written or electronic documents or other records concerning the likelihood or potential that Denise Morrison would resign, retire or be removed from the CEO position and the timing for any such action;

c.	All written or electronic documents or other records concerning the retention of a search consultant or “headhunter”, including the timing of retention and scope of work;

d.

All written or electronic documents or other records concerning the identification and evaluation of potential candidates to serve as CEO of the Company, including any documents concerning a succession plan and any documents prepared and provided to the Board by any search firm; and

e.

All written or electronic documents or other records concerning the retirement agreement and compensation paid to Denise Morrison, including materials from the Company’s compensation consultant prepared in connection therewith

4.	Director Ownership Documents:

a.

Minutes of any meeting of the Board, or resolutions of the Board, and any materials considered by, reviewed by, presented to or provided to the Board in the last two years, relating to authorizations, policies, or codes of conduct governing the loan or pledge or short selling of Company Stock by members of the Company’s management or Board, together with copies of such policies or codes of conduct;

b.	Any written or electronic documents or other records relating to the manner in which such directors report their ownership, directly or indirectly, of Company Stock to Company;

c.

Any written or electronic documents or other records relating to any transaction by directors, directly or indirectly, in or related to Company Stock, including any loans or pledges of Company Stock, any short sales of Company Stock or other matters impacting a director’s ability to vote any Company Stock; and

d.	Any written or electronic documents or other records relating to any consideration given by the Board to Bennett Dorrance’s failure to reduce the number of shares pledged over the past year.

5.	Waiver of Age Limitation

a.

Minutes of any meeting of the Board, or resolutions of the Board, and any materials considered by, reviewed by, presented to or provided to the Board in the last two years, relating to the Company’s governance policy which restricts a director from standing for reelection after age 72, and the Board’s decision to waive compliance with such limit for Bennett Dorrance; and

b.

Any written or electronic documents or other records relating to (i) the benefit to the Company that would be achieved by waiving the age limit policy for Bennett Dorrance, (ii) the benefit to the Company of having a new director replace Mr. Dorrance and (iii) any potential director who was considered by the Board to replace Mr. Dorrance.

6.

Change of Control Provisions: Minutes of any meeting of the Board or resolutions of the Board, and any materials considered by, reviewed by, presented to or provided to the Board, relating to a change of control of the Company (including a change to the majority of the Board), and the consequences thereof, under the existing indebtedness of the Company.

7.	Strawbridge Communication Documentation:

a.

Minutes of any meeting of the Board or resolutions of the Board, and any materials considered by, reviewed by, presented to or provided to the Board, relating to the March 12, 2018 letter signed by the Board to Mr. Strawbridge (the “Letter”) or any of the correspondence from Mr. Strawbridge on February 20, 2018, March 8, 2018, March 16, 2018, May 23, 2018, June 1, 2018, and June 6, 2018 and Mr. Vinney’s correspondence to Mr. Strawbridge on March 13, 2018 and June 4, 2018.

b.	Any drafts of the Letter or comments or edits from the Board or Company management; and

c.

Any analyses, information, recommendations and summaries, in written or electronic form, prepared by financial advisors, investment bankers or other consultants relating to the Letter or other communications described above.

8.	Davos Trip Documentation:

a.

Minutes of any meeting of the Board or resolutions of the Board, and any materials considered by, reviewed by, presented to or provided to the Board, relating to the trip of Denise Morrison to Davos Switzerland in January-February 2018;

b.	All written or electronic documents or other records related to the agenda for such trip and the business activities (planned or actual) of Ms. Morrison on such trip on behalf of the Company;

c.

All written or electronic documents or other records related to accommodations and costs associated with such trip, including all supporting documentation, and information related to payment or reimbursement for such costs, together with copies of any Company policies relevant to the payment or reimbursement of such costs.

9.

13D Documentation: All minutes of any meeting of the Board or resolutions of the Board, and any materials considered by, reviewed by, presented to or provided to the Board, relating to the Schedule 13D filed by Third Point LLC on August 9, 2018 and the Schedule 13D filed by George Strawbridge, Jr. on August 9, 2018.

10.	Earnings Call Documentation:

a.

Minutes of any meeting of the Board or resolutions of the Board, and any materials considered by, reviewed by, presented to or provided to the Board, relating to the August 30, 2018 earnings call of the Company (the “Earnings Call”), including the statements made by the Interim Chief Executive Officer thereon;

b.	Any comments or edits from the Board or Company management on any scripts used on such Earnings Call, including the script of the Interim Chief Executive Officer; and

c.	Any analyses, information, recommendations and summaries, in written or electronic form, prepared by financial advisors, investment bankers or other consultants relating to the Earnings Call.

THIRD POINT ABOUT US CASE FOR CHANGE OUR NOMINEES HOW TO VOTE NEWS & RESOURCES CONTACT CASE FOR CHANGE Review Third Point’s Opinions, Research and Views Regarding the Case for Change at CPB Third Point Makes Demand on Campbell for Certain Books and Records Third Point believes the Company’s books and records will help determine whether any Campbell officers., directors or employees have breached fiduciary duties and if the current directors have put shareholders first - or served insiders and heirs instead. Read More * Oct 4,2018 Third Point Shares Public Presentation Our presentation lays out why the Company’s current leadership is incapable of turning Campbell around and how two decades of blunders have destroyed shareholder value. Read More * Oct 1,2018 Third Point Presents “The Indepedents” As a supplement to our definitive proxy, we published The Independents to lay out how the Independent Slate can # Ref reshThe Recipe at Campbell Soup Company. Read More * Oct 1,2018 Third Point Files Definitive Proxy Materials To introduce its proxy to shareholders,Third Point sent the following letter to its fellow shareholders, urging them to VOTE the WHITE Proxy Card to #RefreshTheRecipe. Read More * Sep 28,2018 Third Point Sends Letter to Campbell’s Board Read our September 7,2018 letter to Campbel I Soup Company’s Board of Directors for a complete overview of our Case for Change. Read More * Sep 7,2018 © 2018 Third Point LLC. All Rights Reserved. TERMS OF USE PRIVACY POLICY

THIRD POINT ABOUT US CASE FOR CHANGE OUR NOMINEES HOW TO VOTE NEWS & RESOURCES CONTACT Third Point Makes Demand on Campbell for Certain Books and Records OCTOBER 4, 2018 On October 3, 2018, Third Point sent a demand letter to Campbell Soup Company tor certain books and records in order to determine whether any Company officers, directors or employees have breached fiduciary duties and to further shed light on the question of whether the Company’s current directors are suitable to continue serving as stewards of the Company’s assets. The demand for materials is made pursuant to New Jersey corporate law, and relate to, among other things, materials regarding the Company’s recent strategy and portfolio review, previous M&A activity, CEO succession planning, and director ownership (and pledging) of Company stock. Third Point looks forward to reviewing all of the information requested in its demand letter. If you share our view that transparency and improvement is urgently needed at Campbel I, vote the WHITE proxy card to #RefreshTheRecipe. Click to Read Third Point’s Supporting Letter Click to Read an Excerpt of the Letter to Campbell Demanding Certain Books and Records next > © 2018 Third Point LLC. All Rights Reserved. TERMS OF USE PRIVACY POLICY

ABOUT US CASE FOR CHANGE THIRD POINT OCTOBER 3, 2018 Dan Loeb Ramps Up Pressure on Campbell Soup, Urges Asset Sales Dan Loeb; who’s seeking a complete overhaul of Campbell Soup Co.’s board; said the embattled company could fetch as much as $58 per share in a sale and should consider offloading brands like Pop Secret and Pepperidge Farms Frozen Cakes. READ MORE Available at: https://www.bloomberg.com/news/articles/2018-10-01/loeb-ramps-uppressure-incampbell-soupfight-urges-assetsales?utm_source=google&utm_medium=bd&cmpId=google OCTOBER 1, 2018 NEWS RELEASE: Third Point Files Definitive Proxy Material for Campbell Soup Company’s 2018 Annual Meeting Third Point has filed a definitive proxy statement with the SEC to replace Campbell’s entire Board of Directors with its highly qualified nominees at the Company’s Annual Meeting of Share READ MORE OCTOBER 3, 2018 Loeb’s Third Point woos Campbell Soup shareholders About 120,000 shareholders in Campbell Soup are being Wooed by Daniel Loeb’s activist hedge fund, which claimed they could be in line for a premium of almost 60 per cent if the US food group yielded to a takeover. Third Point on Monday fired the starting gun on its campaign to replace all of Campbell’s directors, arguing they had overseen a series of strategic and operational blunders that have placed the company in a precarious situation’’. READ MORE Available at: https://www.ft.com/content/91220f6ec583-11e8-bc21-54264d1c4647 SEPTEMBER 7, 2018 Third Point launches proxy fight for full Campbell board Billionaire investor Daniel Loeb’s Third Point LLC is launching a proxy fight to remove the entire sitting board at Campbell Soup Co, charging the American food company with being in a “mess” and faulting the board for failing to take corrective action. READ MORE

IMPORTANT INFORMATION

On September 28, 2018, Third Point LLC filed a definitive proxy statement and on October 1, 2018 filed Supplement No. 1 thereto (collectively, the “Definitive Proxy Statement”) with the U.S. Securities and Exchange Commission (“SEC”) to solicit proxies from stockholders of Campbell Soup Company (the “Company”) for use at the Company’s 2018 annual meeting of stockholders. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT ALSO INCLUDES INFORMATION ABOUT THE IDENTITY OF THE PARTICIPANTS IN THE THIRD POINT SOLICITATION AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS THEREIN. The Definitive Proxy Statement is available at no charge on the SEC’s website at http://www.sec.gov and is also available, without charge, on request from Third Point LLC’s proxy solicitor, Okapi Partners LLC, at (855) 208-8902 or via email at CPBinfo@okapipartners.com.